SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

SiriCOMM, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement)

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SIRICOMM, INC.
4710 East 32nd Street
Joplin, Missouri 64804

NOTICE OF ANNUAL MEETING

May 4, 2007

NOTICE IS HEREBY given that the Annual Meeting of the stockholders of SiriCOMM, Inc. (the “Company”) will be held at 10801 Mastin, Suite 730, Overland Park, Kansas 66210 on Wednesday, May 30, 2007 at 10:00 A.M. for the following purposes:

1.	To elect a Board of Directors.

2.	To amend our Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to 100,000,000.

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record as of the close of business on April 16, 2007 will be entitled to notice of and to vote at the annual meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s corporate offices for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the enclosed Annual Report of the Company for the fiscal year ending September 30, 2006.

Please sign, date and mail the enclosed proxy promptly in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

THE COMPANY URGES THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND THEN FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE PRESENT IN PERSON AT THE MEETING, YOU MAY VOTE IN PERSON REGARDLESS OF HAVING SENT IN YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING AND YOUR PROMPTNESS WILL ASSIST US IN PREPARATIONS FOR THE MEETING.

By Order of the Board of Directors

Matthew McKenzie, Secretary

SIRICOMM, INC.
4710 East 32nd Street
Joplin, Missouri 64804

PROXY STATEMENT

May 4, 2007

This proxy statement sets forth certain information with respect to the accompanying proxy to be used at the 2007 Annual Meeting of stockholders (the “Meeting”) of SiriCOMM, Inc. (the “Company”) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The proxy statement and enclosed form of proxy are first being mailed to stockholders on or before May 4, 2007. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date and return same immediately.

Shares of the Company’s common stock, $.001 par value (the “Common Stock”), represented by valid proxies in the enclosed form, executed and received in time for the meeting, will be voted as directed, or if no direction is indicated, will be voted for the election as directors of the nominees described herein. Proxies are being solicited by mail, and, in addition, officers and regular employees of the Company may solicit proxies by telephone or personal interview. As is customary, the expense of solicitation will be borne by the Company. The Company will also reimburse brokers for the expenses of forwarding proxy solicitation material to beneficial owners of shares held of record by such brokers. Your prompt cooperation is necessary in order to insure a quorum and to avoid expense and delay.

PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO BEING VOTED EITHER BY WRITTEN NOTICE DELIVERED TO THE SECRETARY OF THE COMPANY OR BY VOTING AT THE MEETING IN PERSON.

The mailing address of the principal executive offices of the Company is 4710 East 32nd Street, Joplin, Missouri 64804. The annual report of the Company for the fiscal year ended September 30, 2006 (“Fiscal 2006”) including consolidated financial statements, supplementary financial information and management’s discussion and analysis of financial condition and results of operations, accompanies this proxy statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board of Directors. Directors need not be stockholders.

Proxies are solicited in favor of the five nominees named below, all of whom, except Steven Fox, are now serving as directors. In the event one or more of the nominees is unable to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. The Company is unaware of any information that would indicate that any of the nominees will be unable to serve and is not presently considering any additional persons to serve on the Board.

Name	Age	Position	Director Since

Mark L. Grannell	44	President, CEO and Director	2007
Terry W. Thompson	56	Director	2003
William P. Moore	61	Director	2005
Richard P. Landis	60	Director	2006
Steven W. Fox	49	N/A	N/A

Directors are elected to serve until the next Annual Meeting of shareholders and until their successors have been elected and qualified. The Company’s officers are appointed by the Board of Directors and hold office at the will of the Board.

Mark L. Grannell

Mark L. Grannell was appointed President and Chief Executive Officer on February 12, 2007 and on March 28, 2007 he was elected to the Board of Directors. From 2002 to 2007 Mr. Grannell was Senior Director of Account Development for Level 3 Communications, Inc., an international provider of IP networking products and services. From 2001 to 2002 Mr. Grannell was Vice President of Business Development for Wireless Facilities, Inc. Prior to being employed by Wireless Facilities, Inc., Mr. Grannell was employed by Sprint Communications where he held various management positions. Mr. Grannell received his BS from Kansas State University and his MS in Electrical and Computer Engineering from the University of Missouri.

Terry W. Thompson

Terry W. Thompson was elected to the Board of Directors in August 2003. In 2002, Mr. Thompson retired as President of Jack Henry and Associates, a provider of integrated computer systems and processor of ATM and debit card transactions for banks and credit unions. Mr. Thompson joined Jack Henry in 1990 as Chief Financial Officer and was appointed President in 2001 guiding the Company from $15 million in revenues to more than $365 million and from 98 employees to 2300 employees. Mr. Thompson was named Chairman of the Company’s Audit Committee and serves as its financial expert and will serve on the Company’s newly created Compensation Committee.

William P. Moore

William P. Moore was elected to the Board of Directors in May 2005. He also serves as a member of the Audit Committee and Compensation Committee. Mr. Moore has pursued a career as an entrepreneur since 1980 and he has been involved in the formation, development and operation of several companies in the energy business. Mr. Moore graduated from the United States Military Academy, West Point, New York, in 1967 with a Bachelor of Science degree and he received a Master of Business Administration degree from Harvard University in 1973.

Richard P. Landis

Richard P. Landis was elected to the Board of Directors in September 2006. Mr. Landis is currently the President and CEO of Heavy Vehicle Electronic License Plate, Incorporated (HELP, Inc.), the largest public-private transportation partnership in the United States. HELP, Inc. is a not-for-profit company that deploys technology coast to coast that improves the safety, efficiency and convenience of highway travel for commercial operators. Among the services Mr. Landis oversees at HELP, Inc. is PrePass, which automates compliance verification with state safety, credential, weight and tax requirements at weigh scales, ports of entry and agricultural inspection facilities. PrePass operates in 26 states at more than 260 locations, has a customer base of more than 55,000 commercial motor carriers operating nearly 400,000 vehicles. Prior to joining HELP, Inc., Mr. Landis spent seven and a half years in public service at the U.S. Department of Transportation as the top federal regulator of the interstate truck and bus industries. His responsibilities included the development and enforcement of safety policies and programs, hazardous materials and vehicle rules and regulations, and vehicle dimension regulation. Prior to joining the U.S. DOT Mr. Landis was an officer with the Arizona Department of Public Safety retiring as a Commander. Mr. Landis is a member of the Intelligent Transportation Society of America’s Board of Directors.

Steven W. Fox

Steven W. Fox was nominated to be elected to the Board of Directors in April 2007. Mr. Fox has 20 years experience in the financial services industry. Prior to forming Quest Capital Alliance, L.L.C., Mr. Fox was employed by Bank of America as Market Executive for Commercial Banking in Southwest Missouri. Mr. Fox left Bank of America on September 29, 2000 to form Quest Capital Alliance, L.L.C. serving as its CEO and General Manager. Mr. Fox received his MBA and BSBA from the University of Missouri, Columbia.

PROPOSAL NO. 2
AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Board of Directors has approved an amendment to the Company’s Certificate of Incorporation which would change the number of authorized shares of Common Stock, and the par value to $.001 per share. The number of authorized common shares would be increased to 100,000,000 shares. A copy of the Certificate of Amendment is attached as Exhibit A.

Discussion of the Amendment

Under the Company’s Certificate of Incorporation, the Board of Directors of the Company has authority to issue authorized and unissued shares of Common and Preferred Stock without obtaining approval from the holders of the Common Stock. The holders of the Company’s Common Stock and Preferred Stock do not have preemptive rights. The Preferred Stock provisions give the Board of Directors broad authority to issue shares of Preferred Stock in one or more series and to determine such matters as the dividend rate and preference, voting rights, conversion privileges, redemption provisions, liquidation preferences and other rights of each series. Each share of Common Stock is entitled to one vote. The holders of any series of preferred stock issued in the future will be entitled to such voting rights as may be specified by the Board of Directors.

It is not possible to determine the actual effect of the Preferred Stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effect might include (i) restrictions on the payment of dividends to the holders of the Common Stock; (ii) dilution of voting power to the extent that the holder of the Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting powers if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock. Because of the broad powers granted to the Board of Directors to issue shares of Preferred Stock and determine the rights, preferences and privileges of the holders of such series, the Board of Directors has the power to issue shares of Preferred Stock in a manner which could be used as a defensive measure against a hostile takeover or to keep the Board of Directors in power. However, the Board of Directors has no present plans to issue shares for such purpose.

Purpose

It is important we preserve our flexibility to issue additional shares of Common Stock. The Board believes that the authorization of additional authorized shares of Common Stock is advisable to provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes including, without limitation, the issuance of additional shares of Common Stock through stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock, except for the shares to be issued pursuant to existing agreements or upon the exercise of stock options, warrants or other convertible securities, currently outstanding.

Effects of An Increase in Authorized Shares

Uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the Board may determine. Holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Over the Counter Bulletin Board (“OTCBB”) or other market which we qualify Common Stock for trading, as the case may be, and the judgment of the Board regarding the submission of such issuance to a vote of our stockholders. Our stockholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it is possible that additional shares of Common Stock would be issued under circumstances which would make the acquisition of a controlling interest in us more difficult, time-consuming, costly or otherwise discourage an attempt to acquire control of us. Under such circumstances the availability of authorized and unissued shares of Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of us by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board in opposing such an attempt by a third party to gain control of us or could also be used to dilute ownership of a person or entity seeking to obtain control of us. Although we do not currently contemplate taking such action, shares of Common Stock could be issued for the purposes and effects described above and the Board reserves its rights to issue such stock for such purposes.

The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of our present stockholders. However, to the extent that shares are subsequently issued to persons other than our present stockholders, such issuance could have a dilutive effect on the earnings per share and voting power of present stockholders. If such dilutive effect on earnings per share occurs, we expect that any such dilutive effect would be relatively short in duration. As described above, we believe that the proposed increase in the number of authorized shares of Common Stock will provide the flexibility needed to meet corporate objectives and is in the best interest of our stockholders.

As of April 16, 2007, we had 213,417 shares of Series A Preferred Stock which converts into 106,709 shares of our Common Stock, we had 25,237,991 shares of Common Stock issued and outstanding and 13,232,049 shares reserved for issuance upon the exercise of outstanding stock options and warrants. Based on the foregoing, the Company had, as of April 15, 2007, 38,576,749 shares issued and outstanding or reserved for issuance and had the ability to issue up to 11,423,251 shares. As a result of the amendment, the Company will have the ability to issue up to 61,423,251 shares of its Common Stock.

Stockholder Vote Required

The affirmative vote of the holders of a majority of the shares present in person and by proxy and voting at the Meeting is required to pass the proposal to amend the Certificate of Incorporation to increase the authorized Common Stock from 50,000,000 shares to 100,000,000 shares.

The Board of Directors recommends a vote FOR the amendment to the Certificate of Incorporation.

VOTING SECURITIES AND RECORD DATE

Holders of Common Stock of the Company of record at the close of business on April 16, 2007 are entitled to notice and to vote at the Annual Meeting. At the close of business on April 16, 2007 the Company had 25,237,991 shares of Common Stock outstanding, for which each holder is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 16, 2007, the number and percentage of shares of Common Stock of the Company, owned of record and beneficially, by each person known by the Company to own 5% or more of such stock, each director of the Company, and by all executive officers and directors of the Company, as a group:

Amount and Nature of Beneficial Ownership

Name and Address	Amount of Beneficial Ownership (1)	Percent of Beneficial Ownership (2)

Henry P. Hoffman	5,611,303	22.23%
4710 East 32nd Street
Joplin, MO 64804

Mark L. Grannell (3)	150,000	0.60%
4710 East 32nd Street
Joplin, MO 64804

Matthew McKenzie(4)	75,000	0.30%
4710 East 32nd Street
Joplin, MO 64804

David N. Mendez	1,063,331	4.21%
4710 East 32nd Street
Joplin, MO 64804

Richard P. Landis	0	--
608 La Loma Avenue
Litchfield, AZ 85340

Terry W. Thompson (5)	374,884	1.48%
406 N. Belaire
Monett, MO 65708

William P. Moore, III (6)	9,315,867	30.22%
10801 Mastin, Suite 920
Overland Park, KS

Steven W. Fox (7)	1,334,582	5.25%
3140 E. Division
Springfield, MO 65802

Quest Capital Alliance LLC (7)	1,334,582	5.25%
3140 E. Division
Springfield, MO 65802

Robert J. Smith (8)	1,853,931	7.28%
3865 E. Turtle Hatch
Springfield, MO 65809

All Directors and Director nominees and Officers as a Group (8 Persons)(3)(4)(5)(6)(7)	17,924,967	64.29%
______________

(1)
Except as otherwise indicated, includes total number of shares outstanding and the number of shares which each person has the right to acquire within 60 days through the exercise of warrants or the conversion of Preferred Stock pursuant to Item 403 of Regulation S-B and Rule 13d-3(d)(1), promulgated under the Securities Exchange Act of 1934.

(2)	Based upon 25,237,991 shares issued and outstanding.
(3)	Includes 150,000 shares which may be obtained by Mr. Grannell upon the exercise of a like number of stock options exercisable at $0.57 per share.
(4)	Includes 75,000 shares which may be obtained by Mr. McKenzie upon the exercise of a like number of stock options exercisable at $0.97 per share.
(5)
Includes 150,600 shares which may be obtained by Mr. Thompson upon the exercise of a like number of warrants exercisable at $2.00 per share. Also includes 4,000 shares which may be obtained by Mr. Thompson upon the exercise of a like number of options exercisable at $1.90, does not include 6,000 options which are also exercisable at $1.90 but have not yet vested.

(6)
Includes 850,000 shares of common stock and 850,000 shares which may be obtained upon the exercise of a like number of warrants exercisable at $2.00 per share which are held in the William P. Moore III Revocable Trust dated October 9, 2001. Mr. Moore is the trustee of this Trust. Also includes 2,898,206 shares of common stock and an aggregate 3,537,661 shares which may be obtained upon the exercise of a like number of warrants exercisable between $1.26 - $3.00 per share owned by Sunflower Capital, LLC, a limited liability company in which Mr. Moore is the managing member. Also includes 1,200,000 shares which is the approximate amount of shares issuable upon conversion of the $300,000 convertible note issued to Sunflower on March 4, 2007 based on an estimated conversion price of $0.25 per share. Does not include 10,000 shares which may be obtained by Mr. Moore upon the exercise of a like number of options. These options have not yet vested.

(7)
Includes 100,000 shares which may be obtained by Quest Capital Alliance upon the exercise of a like number of warrants exercisable at $2.00 per share. Includes 80,582 shares which may be obtained upon the conversion of 161,165 shares of Series A Preferred Stock owned by Quest Capital Alliance. Does not include 1,612,903 share issuable upon conversion of a convertible debenture issued to Quest Capital Alliance II, L.L.C. and 150,000 warrants issued to Quest Capital Alliance I, L.L.C. all of which were issued on April 20, 2007, a date subsequent to the record date. The exercise price of the warrants and conversion price of the debenture is $0.31 per share. Steve Fox is the CEO and general manager of Quest Capital Alliance I, L.L.C. and Quest Capital Alliance II, L.L.C.

(8)
Includes 436,000 shares owned by Gunner Investments Corp., a company controlled by Mr. Smith. Includes 154,600 shares which may be obtained upon the exercise of a like number of warrants exercisable at $2.00 per share. Includes 78,000 shares which may be obtained upon the exercise of a like number of warrants exercisable at $0.50 per share. Mr. Smith also owns 152,933 shares that are held in street name.

As ownership of shares of the Company’s common stock by each of the Company’s directors and executive officers is included within the foregoing table, and as the Company currently employs no additional executive officers, no separate table has been provided to identify Company stock ownership by management personnel.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports with the Securities and Exchange Commission. The Company believes that during fiscal 2006, all Reporting Persons timely complied with all filing requirements applicable to them.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

INFORMATION CONCERNING BOARD OF DIRECTORS
AND COMMITTEES

Board of Directors; Committees

The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Company. The Board of Directors held 8 meetings during fiscal 2006. During fiscal year 2006 all other actions requiring the approval of the Board of Directors were taken by unanimous written consent.

Audit Committee

On June 14, 2004, the Board of Directors established an audit committee. William P. Moore, Terry W. Thompson and Richard P. Landis are the members of the Audit Committee. Mr. Thompson is the Chairman of this committee. The members of the Audit Committee met twice between November 28, 2005 and January 10, 2006. The functions of the Audit Committee include the following:

•	Appointing or replacing the independent public accountants of the Company;

•	Reviewing the scope of the prospective annual audit and reviewing the results thereof with the independent public accountants;

•	Determining the independence of the independent public accountants;

•	Making inquires with respect to the appropriateness of accounting principles followed by the Company; and

•
Receiving and reviewing reports from Company management relating to the Company’s financial reporting process, the adequacy of the Company’s system of internal controls, and legal and regulatory matters that may have a material impact on the Company’s financial statements and compliance policies.

Compensation Committee

On February 6, 2006, the Board of Directors established a compensation committee to establish guidelines by which to compensate officers and significant employees. William P. Moore, Terry W. Thompson and Richard P. Landis are the members of the Compensation Committee.

Executive Committee

On November 1, 2006, the Board of Directors established an executive committee. Richard P. Landis, William P. Moore and Mark L. Grannell are the members of the Executive Committee. Mr. Landis is the Chairman of this committee.

The Executive Committee shall, subject to applicable law, exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company in the interim between meetings of the Board, provided, however, that the Executive Committee has no power to:

(a) approve or recommend to shareholders actions or proposals required by law to be  approved by shareholders;
(b) fill vacancies on the Board or any committee thereof;
(c)  adopt, amend or repeal the Bylaws or any resolution of the Board;
(d) declare any dividend or make any other distribution to the shareholders;
(e) adopt an agreement of merger or consolidation;
(f) authorize or approve the issuance or sale or contract for the sale of securities,  except  within limits specifically prescribed by the Board;
(g) take any action not properly delegated to the Committee by the Board

Nominating Committee

The Company does not have a nominating committee. The Board of Directors as a whole performs the functions customarily attributable to a nominating committee.

Compensation of Directors

On December 20, 2005, the Board authorized the following compensation package for its independent board members:

•	Annual Cash Retainer - $5,000 per fiscal year

•	Meeting Fee - $1,000 plus reasonable travel-related expenses for on-site board meetings and/or on-site committee meetings, and $500 for meetings conducted or attended by telephone.

Stock Options. New independent board members receive an initial grant of twenty-five thousand (25,000) options to purchase Common Stock. The options vest over thirty months in the following manner: (i) 10,000 options in six (6) months from date of election; (ii) 7,500 options on the eighteen-month anniversary of the date of election; and (iii)7,500 options on the thirty-month anniversary of the date of election. Each of these options will be priced at 110% of the market price of the Company’s common stock at the date of issuance. In addition, on their anniversary of appointment, all board members will receive an annual grant of 10,000 three (3) year options to purchase Common Stock. These options will be priced at market on the date of issuance.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers and Directors and a Code of Ethics for Financial Executives that applies to all of our executive officers, directors and financial executives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows certain compensation information for services rendered in all capacities for the fiscal years ended September 30, 2004, 2005 and 2006. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE
	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year Ended September 30	Salary ($)		Bonus ($)	Options/SARS (#)

William W. Graham	2006	$51,048(c	)		50,000
President, CEO and Director	2005
	2004

Henry P. Hoffman	2006	$225,000(b	)	-	-
Former President and CEO	2005	218,750(a	)	-	-
Chairman	2004	175,000		-	-

David N. Mendez	2006	$166,667(b	)	-	-
EVP-Sales and Marketing;	2005	161,458(a	)	-	-
Director	2004	125,000		-	-

Kory S. Dillman	2006	$166,667(b	)	-	-
EVP-Internet Business	2005	161,458(a	)	-	-
Development	2004	125,000		-	-

J. Richard Iler	2006	$181,459(d	)	$15,000	-
Former Chief Financial	2005	$130,000		-	15,000
Officer	2004	$75,831		-	145,000
_____________

(a)	Includes payments of previously accrued and unpaid salary of $93,750 to Mr. Hoffman and $78,125 each to Messrs. Mendez and Dillman.
(b)	Includes payments of previously accrued and unpaid salary of $50,000 to Mr. Hoffman and $41,667 each to Messrs. Mendez and Dillman.
(c)	Includes $1,700 of health insurance reimbursement.
(d)	Includes $64,983 of moving expenses

Employment Agreements

We have the following employment agreements with our executive officers.

Mark L. Grannell

On February 12, 2007, SiriCOMM, Inc. entered into an oral employment agreement with Mark L. Grannell under which Mr. Grannell will serve as our President and Chief Executive Officer. The agreement calls for annual compensation of $150,000, a grant of 150,000 options to purchase shares of our common stock, and 150,000 options to be awarded by management at the conclusion of this fiscal year.

Henry P. Hoffman

On July 5, 2006, Mr. Hoffman agreed to terminate his employment agreement dated February 19, 2002, simultaneously with his resignation as our President and CEO. At the same time we entered into a new employment agreement with Mr. Hoffman to serve as our Chairman for an initial term of two years commencing July 5, 2006. The term automatically renews for one additional year unless the Company or Mr. Hoffman provides written notice not to renew at least 90 days prior to the end of the term. Mr. Hoffman will receive an annual salary of not less than $175,000 per year under this agreement. Bonuses, if any, are to be paid at the sole discretion of our Board of Directors.

Matthew R. McKenzie

On September 1, 2006 we entered into a letter agreement with Matthew R. McKenzie under which Mr. McKenzie agreed to serve as our Chief Financial Officer commencing September 1, 2006. The agreement calls for annual compensation of $135,000, a one-time $10,000 signing bonus, health insurance reimbursement benefits until Mr. McKenzie is eligible for the Company’s health benefit plan, and a grant of 75,000 options to purchase the Company’s common stock at $.97 per share.

Stock Options

OPTIONS/SAR GRANTS TABLE

Option/SAR Grants in the Last Fiscal Year

Individual Grants

Name and Principal Position	Fiscal Year	Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

William W. Graham	2006	50,000	29%	$1.12	6/27/11
President, CEO and Director

Henry P. Hoffman	2006	-0-	0.0%	-0-	--
Chairman of the Board

David N. Mendez	2006	-0-	0.0%	-0-	--
EVP- Sales and Marketing and Director

Kory S. Dillman	2006	-0-	0.0%	-0-	--
EVP - Internet Business Development

Matthew R. McKenzie	2006	75,000	43%	$.97	9/1/11
Chief Financial Officer

OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Value

Name and Principal Position	Fiscal Year	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-money Options/SARs at FY-End ($) Exercisable / Unexercisable

William W. Graham	2006	-0-	-0-	(E)-50,000- / (U)-0-	(E)$0 /(U)$0
President, CEO and Director

Henry P. Hoffman	2006	-0-	-0-	(E)-0- / (U)-0-	(E)$0 /(U)$0
Chairman of the Board

David N. Mendez	2006	-0-	-0-	(E)-0- / (U)-0-	(E)$0 /(U)$0
EVP- Sales and Marketing and Director

Kory S. Dillman	2006	-0-	-0-	(E)-0- / (U)-0-	(E)$0 /(U)$0
EVP - Internet Business Development

Matthew R. McKenzie	2006	-0-	-0-	(E)-75,000- / (U)-0-	(E)$0 /(U)$0
Chief Financial Officer

J. Richard Iler	2006	-0-	-0-	(E)-155,000- / (U)-0-	(E)$0 /(U)$0
Former Chief Financial Officer

2002 Incentive Stock Option Plan

In 2002, the Company adopted the 2002 Equity Incentive Plan (the “Plan”). The Plan designates a Stock Option Committee appointed by the Board of Directors and authorizes the Stock Option committee to grant or award to eligible participants of the Company and its subsidiaries and affiliates, until May 15, 2012, stock options, stock appreciation rights, restricted stock performance stock awards and Bonus Stock awards for up to 3,000,000 shares of the New Common Stock of the Company. The initial members of the Stock Option Committee have not yet been appointed. During fiscal 2006, the Company issued 165,000 options and or bonus shares under the plan.

The following is a general description of certain features of the Plan:

1. Eligibility. Officers, directors and other key employees and consultants of the Company, its subsidiaries and its affiliates who are responsible for the management, growth and profitability of the business of the Company, its subsidiaries and its affiliates are eligible to be granted stock options, stock appreciation rights, and restricted or deferred stock awards under the Plan. Directors are eligible to receive Stock Options.

2. Administration. The Incentive Plan is administered by the Stock Option Committee of the Company. The Board, in the absence of the establishment of this Committee, acts in the capacity of this Committee. The Stock Option Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each grant, subject to the provisions of the Incentive Plan.

3. Stock Options. The Plan permits the granting of non-transferable stock options that are intended to qualify as incentive stock options (“ISO’s”) under section 422 of the Internal Revenue Code of 1986 and stock options that do not so qualify (“Non-Qualified Stock Options”). The option exercise price for each share covered by an option shall be determined by the Stock Option Committee but shall not be less than 100% of the fair market value of a share on the date of grant. The term of each option will be fixed by the Stock Option Committee, but may not exceed 10 years from the date of the grant in the case of an ISO or 10 years and two days from the date of the grant in the case of a Non-Qualified Stock Option. In the case of 10% stockholders, no ISO shall be exercisable after the expiration of five (5) years from the date the ISO is granted.

4. Stock Appreciation Rights. Non-transferable stock appreciation rights (“SAR’s”) may be granted in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or unrestricted common stock of the Company (as determined by the Stock Option Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Each SAR will terminate upon the termination of the related option.

5. Restricted Stock. Restricted shares of the common stock may be awarded by the Stock Option Committee subject to such conditions and restrictions as they may determine. The Stock Option Committee shall also determine whether a recipient of restricted shares will pay a purchase price per share or will receive such restricted shares without, any payment in cash or property. No Restricted Stock Award may provide for restrictions beyond ten (10) years from the date of grant.

6. Performance Stock. Performance shares of Common Stock may be awarded without any payment for such shares by the Stock Option Committee if specified performance goals established by the Committee are satisfied. The designation of an employee eligible for a specific Performance Stock Award shall be made by the Committee in writing prior to the beginning of the period for which the performance is based. The Committee shall establish the maximum number of shares to stock to be issued to a designated Employee if the performance goal or goals are met. The committee reserves the right to make downward adjustments in the maximum amount of an Award if, in it discretion unforeseen events make such adjustment appropriate. The Committee must certify in writing that a performance goal has been attained prior to issuance of any certificate for a Performance Stock Award to any Employee.

7. Bonus Stock. The committee may award shares of Common Stock to Eligible Persons, without any payment for such shares and without any specified performance goals. The Employees eligible for bonus Stock Awards are senior officers and consultants of the Company and such other employees designated by the Committee.

8. Transfer Restrictions. Grants under the Plan are not transferable except, in the event of death, by will or by the laws of descent and distribution.

9. Termination of Benefits. In certain circumstances such as death, disability, and termination without cause, beneficiaries in the Plan may exercise options, SAR’s and receive the benefits of restricted stock grants following their termination or their employment or tenure as a Director as the case may be.

10. Change of Control. The Plan provides that (a) in the event of a “Change of Control” (as defined in the Plan), unless otherwise determined by the Stock Option Committee prior to such Change of Control, or (b) to the extent expressly provided by the Stock Option Committee at or after the time of grant, in the event of a “Potential Change of Control” (as defined in the Plan), (i) all stock options and related SAR’s (to the extent outstanding for at least six months) will become immediately exercisable: (ii) the restrictions and deferral limitations applicable to outstanding restricted stock awards and deferred stock awards will lapse and the shares in question will be fully vested: and (iii) the value of such options and awards, to the extent determined by the Stock Option Committee, will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period, as determined by the Stock Option Committee. The Change of Control and Potential Change of Control provisions may serve as a disincentive or impediment to a prospective acquirer of the Company and, therefore, may adversely affect the market price of the common stock of the Company.

11. Amendment of the Plan. The Plan may be amended from time to time by majority vote of the Board of Directors provided as such amendment may affect outstanding options without the consent of an option holder nor may the plan be amended to increase the number of shares of common stock subject to the Plan without stockholder approval.

In December 1998, the Company adopted the Fountain Pharmaceuticals, Inc. 1998 Stock Option Plan (the “1998 Plan”). Nonqualified and incentive stock options may be granted under the 1998 Plan. The term of options granted under the 1998 Plan are fixed by the plan administrator provided, however, that the maximum option term may not exceed ten (10) years from the grant date and the exercise price per share may not be less than the fair market value per share of the Common Stock on the grant date. Under the 1998 Plan, all full-time employees of the Company or its subsidiaries, including those who are officers and directors, non-employee directors and consultants are eligible to receive options pursuant to the 1998 Plan, if selected. Directors and consultants are also eligible. The 1998 Plan provided for the authority to issue options covering up to 750,000 shares of the Company’s Common Stock; provided, however, that option to purchase no more than 500,000 shares shall be granted to any one participant. As a result of the 60 for 1 reverse stock split effectuated on November 21, 2002, the 1998 Plan covers only 12,500 shares of the Company’s common stock and the Board abandoned this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From December 2002 through September 2003, the Company borrowed an aggregate of $375,000 from unaffiliated third parties and $30,000 from the Company’s CEO. The loan from its CEO was repaid in 2004. In connection with these loans, the Company issued the lenders an aggregate 137,782 shares of its common stock. In connection with these loans, the Company’s CEO issued an aggregate of 375,000 options to purchase shares of his own stock at $1.00 per share. On August 8, 2003, Mr. Terry Thompson, who had lent the Company an aggregate of $50,000 and received 19,684 of these shares and 50,000 of the aforementioned options, was elected a director of the Company. The shares were issued under the exemption from registration provided in Section 4(2) of the Securities Act of 1933. The lenders represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities and appropriate legends were affixed to the certificates. The Company utilized the proceeds of these loans for general working capital purposes.

On February 26, 2004 the Company borrowed $1 million from Southwest Missouri Bank. The loan is federally guaranteed by the United States Department of Agriculture as part of the Rural Development Program. This loan is also guaranteed by Mr. Henry P. Hoffman, the Company’s Chairman and CEO, as well as by his wife. The Company has not compensated Mr. Hoffman for providing this guaranty. As of September 30, 2006, this note has been paid and Mr. Hoffman’s guaranty has been released.

On April 11, 2005, SiriCOMM, Inc. consummated the private sale of its securities to Sunflower. The securities sold consisted of units comprised of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. At the closing, the Company sold an aggregate of 1,066,667 units at an aggregate purchase price of $1,600,000 or $1.50 per unit. At the closing, the Company delivered an aggregate of 1,066,667 shares and delivered warrants to purchase an additional 1,066,667 shares of the Company’s common stock.

The warrants entitle the holder to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of five years from the date of issuance at an exercise price of $2.50 per share. The warrants contain certain anti-dilution rights and are redeemable by the Company, in whole or in part, on terms specified in the warrants.

In a separate transaction also consummated on April 11, 2005, the Company sold 413,605 warrants to Sunflower at a purchase price of $53,333 or approximately $.13 per warrant. These warrants entitle the holder to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of five (5) years from the date of issuance at an exercise price of $3.00 per share. These warrants contain certain anti-dilution rights and are redeemable by the Company, in whole or in part, on terms specified in these warrants.

On July 7, 2005, the Company consummated the private sale of its securities to ten (10) investors, including Sunflower. The securities sold consisted of units comprised of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. At the closing, the Company sold an aggregate of 267,833 units at an aggregate purchase price of approximately $401,750 or $1.50 per unit. At the closing, the Company delivered an aggregate of 267,833 shares and delivered warrants to purchase an additional 267,833 shares of the Company’s common stock.

The warrants entitle the holder to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of five years from the date of issuance at an exercise price of $2.50 per share. The warrants contain certain anti-dilution rights and are redeemable by the Company, in whole or in part, on terms specified in the warrants.

In a separate transaction also consummated on April 11, 2005, the Company sold 25,850 warrants to Sunflower at a purchase price of $3,333.50 or approximately $.13 per warrant. These warrants entitle the holder to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of five (5) years from the date of issuance at an exercise price of $3.00 per share. These warrants contain certain anti-dilution rights and are redeemable by the Company, in whole or in part, on terms specified in these warrants.

On December 27, 2005, the Company entered into a Loan Agreement with Sunflower. The loan is in the principal amount of $500,000 and is evidenced by a Convertible Promissory Note due July 1, 2006. As consideration for Sunflower making the loan, the Company issued to Sunflower a warrant to purchase 200,000 shares of the Company’s common stock at $1.26 per share. The warrant expires December 15, 2010.

Sunflower purchased an aggregate of 1,764,872 Units in the offering, which consisted of a new investment of $1,525,000.05 to purchase 1,326,087 Units and the conversion of a $500,000 Convertible Promissory Note plus accrued interest in the amount of $4,602 to purchase 438,785 Units.

On March 15, 2007, the Company entered into a Loan Agreement (“Loan Agreement”) with Sunflower Capital, LLC, a limited liability company. The loan is in the principal amount of up to $500,000 of which $300,000 has been funded to date and is evidenced by a 10% Convertible Promissory Note due February 29, 2008 (the “Note”). As consideration for Sunflower making the loan, the Company amended an aggregate of 4,537,661 warrants previously issued to Sunflower and its affiliates to extend the expiration date of all those warrants to March 31, 2012 and eliminate all redemption rights contained in those warrants. The loan is secured by all of the Company’s assets, except Sunflower has subordinated it security interest in the Company’s network to the loan from Quest Capital Alliance II, L.L.C and its designees described below.

The Note converts at any time and from time to time at the option of the holder, into shares of the Company’s common stock at a variable conversion price determined by taking the lowest volume weighted average price of the Company’s common stock for any five consecutive trading days during the period from the date of issuance to the date of the conversion notice.

As additional consideration for making the loan commitment, the Company shall issue Sunflower a 5-year warrant on the earlier of the date of conversion or maturity date. The number of warrants to be issued will be equal to $500,000 divided by Conversion Price (which, if not earlier determined, shall be determined as of the Maturity Date). This warrant will be issued regardless of whether Sunflower elects to convert the Note. The exercise price of these warrants shall be equal to the conversion price of the Note.

William P. Moore, a director of the Company, is the managing member of Sunflower.

On April 20, 2007, the Company entered into Securities Purchase Agreement with five (5) investors including Quest Capital Alliance II, LLC which purchased $500,000 of the Debentures defined below. The securities sold were secured convertible debentures in the principal amount of $1,000,000 due April 15, 2008 (the “Debentures”). The Debentures bear interest at the rate of 12% per annum and are convertible into the Company’s common stock at any time at the rate of $.31 per share. As part of this transaction, the Company issued to the investors three (3) common stock purchase warrants for each dollar invested, or an aggregate of 3,000,000 warrants (the “Warrants”). Pursuant to the Securities Purchase Agreement, the Company may issue up to an additional $1,000,000 in Debentures and issue up to an additional 3,000,000 warrants on the same terms discussed herein.

Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $.31 per share commencing on the date of issuance and expiring on the close of business on the fifth anniversary of the issuance date. The Warrants contain provisions that protect the holder against dilution by adjustment of the exercise price of certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers.

In addition, the Company entered into a registration rights agreement with each investor whereby the Company agreed to include the common stock underlying the Debentures and Warrants in any future registration statement filed by the Company subject to certain conditions contained in such agreement.

The Debentures are secured by all network equipment, including, without limitation, (k) all access point serves, and supporting infrastructure equipment, (ii) all agreements regarding the network pertaining to the placement and use/operation of the network, and (iii) any proceeds from the sale of network equipment and inventory.

In connection with this transaction, the Company issued an aggregate of 300,000 Warrants to Quest Capital Alliance I, L.L.C. (150,000) and Quest Capital Alliance II, L.L.C. (150,000) as a finder’s fee.

Steven Fox, a nominee for election to the Board of Directors, is the managing member of Quest Capital Alliance II, LLC.

ANNUAL REPORT

The Company’s annual report for the year ended September 30, 2006 is enclosed herewith.

A COPY OF THE COMPANY’S FORM 10-KSB ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO:

SiriCOMM, Inc.
4710 East 32nd Street
Joplin, MO 64804

STOCKHOLDER PROPOSALS

Stockholders that intend to present proposals at the next annual meeting to be held in 2008 must submit their proposals to the Secretary of the Company by March 1, 2008 in order to have them included in the proxy for that meeting.

OTHER BUSINESS

So far as is known to management at the date of this proxy statement, there is no matter other that those described above to be acted on at the meeting. However, it is intended that if other matters come up for action at the meeting or any adjournments thereof, the persons named in the enclosed form of proxy shall, in accordance with the terms of the proxy, have authority in their discretion to vote shares represented by proxies received by them, in regard to such other matters, as seems to said persons in the best interests of the Company and its stockholders.

SIRICOMM, INC.
Matthew McKenzie
Secretary

[FRONT]

PROXY

SIRICOMM, INC.
4710 East 32nd Street
Joplin, Missouri 64804

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Mark L. Grannell and William P. Moore as proxies, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on the reverse side, all of the shares of common stock of SiriCOMM, Inc. held of record by the undersigned on April 16, 2007, at the Annual meeting of Stockholders to be held at 10:00 a.m. CST on May 30, 2007 at 10801 Mastin, Suite 730, Overland Park, Kansas 66210 or any adjournment thereof.

[BACK]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.    ELECTION OF DIRECTORS

Nominees: Mark L. Grannell, Richard P. Landis, Steven W. Fox, Terry W. Thompson and William P. Moore

FOR	WITHHELD
all nominees	from all nominees

FOR, except vote withheld from the following nominee(s):

2.    To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.001 par value, from 50,000,000 to 100,000,000.

For [ ]	Against [ ]	Abstain [ ]

3.    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. When shares are by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature	Date

Signature (joint owners)	Date

Exhibit A
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SIRICOMM, INC.

Pursuant to Delaware § 242

•    First: That at a meeting of the Board of Directors of SiriCOMM, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and soliciting written consents of the stockholders of said corporation for consideration thereof.

The resolutions setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 105,000,000 shares of which 100,000,000 shall be shares of Common Stock, par value $.001 per share, and 5,000,000 shall be shares of Preferred Stock, par value $0.001 per share.

•    Second: That thereafter, pursuant to resolution of its Board of Directors, signed written consents were received in accordance with Section 228 of the General Corporation Law of the State of Delaware representing the necessary number of shares as required by statute were voted in favor of the amendment.

•    Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•    Fourth: The effective date of said amendment shall be June ___, 2007.

SIRICOMM, INC.

By:	/s/ Mark L. Grannell
Mark L. Grannell, President and CEO